Exhibit 8.1

Consolidated Subsidiaries	Country of Incorporation	Name under which subsidiary or equity investee does business
Global Bilgi Pazarlama Danişma ve Çağri Servisi Hizmetleri A.Ş.	Turkey	Turkcell Global Bilgi
Turktell Bilişim Servisleri A.Ş.	Turkey	Turktell
Superonline İletişim Hizmetleri A.Ş.	Turkey	Turkcell Superonline
Turkcell Satiş ve Dağitim Hizmetleri A.Ş.	Turkey	Turkcell Satiş
Turkcell Teknoloji Araştirma ve Geliştirme A.Ş.	Turkey	Turkcell Teknoloji
Kule Hizmet ve İşletmecilik A.Ş.	Turkey	Global Tower
Rehberlik Hizmetleri Servisi A.Ş.	Turkey	Rehberlik Hizmetleri
Turkcell Ödeme ve Elektronik Para Hizmetleri A.Ş.	Turkey	Turkcell Ödeme ve Elektronik Para Hizmetleri A.Ş.
İnteltek İnternet Teknoloji Yatirim ve Danişmanlik Ticaret A.Ş.	Turkey	Inteltek
Turkcell Gayrimenkul Hizmetleri A.Ş.	Turkey	Turkcell Gayrimenkul
Beltel Telekomünikasyon Hizmetleri A.Ş.	Turkey	Beltel
Turkcell Finansman A.Ş.	Turkey	Turkcell Finansman
Turkcell Enerji Çözümleri ve Elektrik Satis Tic.	Turkey	Turkcell Enerji Çözümleri ve Elektrik Satis Tic.
Kibris Mobile Telekomünikasyon Limited	Turkish Republic of Northern Cyprus	Kibris Telekom
Financell B.V.	Netherlands	Financell
Eastasian Consortium B.V.	Netherlands	Eastasia
Lifecell Ventures Cooperatief U.A.	Netherlands	Lifecell Ventures
Belarusian Telecommunication Network CJSC	Republic of Belarus	Belarusian Telecom
Beltower LLC	Republic of Belarus	Beltower
Lifetech LLC	Republic of Belarus	Lifetech
Lifecell LLC	Ukraine	lifecell
UkrTower LLC	Ukraine	Kule Ukrayna
Global Bilgi LLC	Ukraine	Global Ukrayna
Azerinteltek QSC	Azerbaijan	Azerinteltek
Turkcell Europe GmbH	Germany	Turkcell Europe

Asset held for sale
Fintur Holdings B.V.	Netherlands	Fintur